Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-3 of our report dated March 29, 2023, relating to the financial statements of Stran & Company, Inc. as of December 31, 2022 and 2021 and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO
April 19, 2023